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                                January 4, 1995

                                                                       EXHIBIT 5

UtiliCorp United Inc.
911 Main
Kansas City, Missouri 64105

Dear Gentlemen:

    We refer to the Registration Statement of Utilicorp United Inc., a Delaware corporation (hereinafter referred to as the "Company"), to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended 3,000,000 shares of the Company's Common Stock, par value $1.00 per share, each in connection with the Company's Dividend Reinvestment and Common Stock Purchase Plan. We have examined the Certificate of Incorporation and the Bylaws, as amended, of the Company, minutes of applicable meetings of the Board of Directors and of the stockholders of the Company, and other Company records, together with applicable certificates of public officials and other documents which we have deemed relevant.

    Based upon the foregoing, it is our opinion that:

    1. The 3,000,000 shares of Common Stock proposed to be offered for sale by the Company will be, when issued as contemplated by the Registration Statement, legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to said Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,
                                          /s/ Blackwell Sanders Matheny
                                            Weary & Lombardi L.C.